Exhibit 3.45

State of Delaware Secretary of State Division of Corporations Delivered 02:38 PM 12/27/2011 FILED 02:38 PM 12/27/2011 SRV 111339278 - 5086931 FILE

CERTIFICATE OF FORMATION

OF

HERMITAGE BEHAVIORAL, LLC

* * * *

Adopted in accordance with the provisions of §18 101

of the Limited Liability Company Act

of the State of Delaware

* * * *

The undersigned, being duly authorized to execute and file this Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18 101, et seq., does hereby certify as follows:

FIRST

The name of the limited liability company is Hermitage Behavioral, LLC.

SECOND

The address of the registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name and address of the registered agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

The undersigned has duly executed this Certificate of Formation as of December 22, 2011.

By:	/s/ Michael R. Hill
Name:	Michael R. Hill
Title:	Authorized Person